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Exhibit 99


                                               CONTACT
                                               Kent Electronics Corporation
                                               Stephen J. Chapko
                                               Executive Vice President & CFO
                                               281-243-4000

                                               Morgen-Walke Associates
                                               Robert P. Jones/Theresa Schillero
                                               Media:  Robert Ingram
                                               212-850-5600
FOR IMMEDIATE RELEASE
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                          KENT ELECTRONICS COPORATION
                  ANNOUNCES RENEWAL OF SHAREHOLDER RIGHTS PLAN


          Houston, Texas, October 21, 1999 Kent Electronics Corporation (NYSE:KNT) today announced that its Board of Directors has renewed the Company's shareholder rights plan, which was originally adopted in May 1990. The renewed plan is substantially similar to the old plan and is designed to protect the Company and its shareholders against takeover tactics that would deny shareholders the full value of their investment. The Company stated that the renewal of the plan is not in response to any acquisition proposal.

          Under the terms of the renewed plan, shareholders of record as of November 5, 1999 will receive a non-taxable dividend of one Right for each share of common stock held. Each Right will entitle the holder to purchase equity securities of the Company upon the occurrence of certain events. A summary of the plan will be mailed to shareholders in November.

          Morrie K. Abramson, Chairman and Chief Executive Officer, commented, "We believe that our shareholder rights plan provides the Board of Directors the flexibility necessary to respond appropriately to any unsolicited offer and fully consider the best interests of our shareholders."

          The new Rights will trade with the Company's common stock, unless and until they become exercisable. The Rights will become exercisable after both the expiration of the current shareholder rights plan on May 24, 2000 and the acquisition by a person or entity of beneficial ownership of 15% or more of the Company's outstanding common shares or announcement of an offer to acquire 15% or more of the Company's outstanding common shares.

          Kent Electronics is among the largest publicly traded specialty electronics distributors and network integrators. Kent's contract manufacturing subsidiary, K*TEC Electronics, is among the leading full-service contract manufacturers in the U.S.



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